Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA PRESENTS NEW EVIZON™ SAFETY

DATA AT THE ANGIOGENESIS FOUNDATION 4TH ANNUAL INTERNATIONAL CONFERENCE

Plymouth Meeting, PA -- October 16, 2006 -- Genaera Corporation (NASDAQ: GENR) today presented new safety data on EVIZON™ (squalamine lactate) for the treatment of wet age-related macular degeneration (AMD). The data was presented at the Angiogenesis Foundation 4th Annual International Conference being held October 16-17, 2006 at the Sheraton Boston Hotel in Boston, Massachusetts. This data will also be presented by Jack Armstrong, President and CEO of Genaera, at the 2006 BIO Investor Forum being held on October 17-19, 2006 at the Palace Hotel in San Francisco, California.

Dr. Andrew Albright, a Genaera scientist, presented data from recent experiments on the effects of EVIZON on endothelial cell nitric oxide synthase (eNOS), an enzyme involved in maintaining normal blood pressure. Inhibition of eNOS activity is a side-effect of anti-VEGF (vascular endothelial growth factor) drugs, such as Avastin® (bevacizumab), and may be a mechanism that contributes to the hypertension and cardiovascular events seen in patients receiving such drugs. Dr. Albright's work demonstrates that EVIZON does not inhibit VEGF-induced eNOS activity in vitro. In addition, he presented data from 124 patients receiving EVIZON therapy for the treatment of wet AMD in Phase 2 clinical trials showing no clinically significant increase in systolic or diastolic blood pressure.

"This evidence that EVIZON does not inhibit eNOS helps to explain our clinical observations that EVIZON therapy is not associated with hypertension, unlike other anti-angiogenic agents, and suggests it may provide a wider margin of cardiovascular safety," said Michael McLane, Vice President, Non-clinical Development at Genaera Corporation. "Because most anti-angiogenic therapies that inhibit all VEGF pathways also inhibit the beneficial effects of eNOS, these findings underscore the fact that EVIZON exerts activity through specific anti-angiogenic and inflammatory signaling pathways, making it a truly novel member of this class."

To view the data presented at the Angiogenesis Foundation 4th Annual International Conference or the presentation being given at the 2006 BIO InvestorForum, please visit the Company's website at www.geneara.com.

About EVIZON™

EVIZON is a unique, first-in-class, synthetic, small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits specific angiogenic and inflammatory signaling pathways including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye disease, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera's other programs include squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera's programs, including EVIZON™ (squalamine lactate), squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," "continue," and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.